UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

Compass Minerals International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31921	36-3972986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9900 West 109th Street

Suite 100

Overland Park, KS 66210

(Address of principal executive offices)

(913) 344-9200

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	CMP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 18, 2025, the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) increased the size of the Board from eight to 12 directors and appointed Russell Ball, Denise Merle, Mark Roberts and David Safran to the Board, each with a term expiring at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”), as part of a Board refreshment initiative.

Mr. Ball has been appointed to the Audit Committee and the newly established Capital Allocation and Technical Committee (the “CAT Committee”); Ms. Merle has been appointed to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (the “NCG Committee”); Mr. Roberts has been appointed to the Environmental, Health, Safety and Sustainability Committee (the “EHSS Committee”), the NCG Committee and the CAT Committee; and Mr. Safran has been appointed to the EHSS Committee and the CAT Committee.

As non-employee directors, each new director will be entitled to receive the same compensation as the Company’s other non-employee directors, as described in the Summary of Non-Employee Director Compensation, as of January 1, 2026, which is attached as Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in accordance with the Company’s Non-Employee Director Compensation Policy, which is attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. In addition, each new director will receive an equity grant, vesting on the first anniversary of the grant, with an equity value equal to a portion of $120,000 (the annual equity award value paid to the Company’s non-employee directors), prorated based on the number of days each new director will serve in advance of the anticipated date of the Company’s 2026 Annual Meeting. Each new director will enter into the Company’s standard form of indemnification agreement with the Company.

There are no arrangements or understandings between any of Mr. Ball, Ms. Merle, Mr. Roberts, and Mr. Safran and any other person pursuant to which they will join the Board. Mr. Safran is President and Chief Executive Officer of Innovative Surface Solutions (“Innovative”). Since the beginning of our last fiscal year, the Company has purchased salt-treatment materials from Innovative in a total amount of approximately USD $3,170,000. As a result of such transactions, the Board has determined that Mr. Safran is not an independent director. Other than as disclosed above, there are no transactions between Mr. Ball, Ms. Merle, Mr. Roberts or Mr. Safran and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with the Board refreshment initiative, on December 18, 2025, Lori Walker, Vance Holtzman and Shane Wagnon each notified the Company that they will not be standing for reelection to the Board at the Company’s 2026 Annual Meeting, and Joe Reece notified the Company that while he will stand for reelection at the Company’s 2026 Annual Meeting, he does not intend to seek reelection at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”). The Company expects to reduce the size of the Board to nine directors effective at the 2026 Annual Meeting, and then further reduce the size of the Board back to eight directors at or before the 2027 Annual Meeting. None of Mr. Holtzman’s, Mr. Wagnon, Mr. Reece’s or Ms. Walker’s decisions not to stand for reelection resulted from any disagreement with the Company.

Item 7.01 Regulation FD Disclosure

On December 18, 2025, the Company issued a press release announcing the Board refreshment initiative, associated changes in Board composition and the creation of the new CAT Committee. The press release is attached as Exhibit 99.1 and is incorporated by reference.

The information contained in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release issued by Compass Minerals International, Inc. on December 18, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS MINERALS INTERNATIONAL, INC.

Date: December 18, 2025	By:	/s/ Peter Fjellman
Name: Peter Fjellman
Title: Chief Financial Officer